Exhibit 4.1

EXECUTION VERSION

AMENDMENT NO. 1 TO RIGHTS AGREEMENT

This Amendment No. 1 to Rights Agreement (the “Amendment”), dated as of July 5, 2017, is entered into by and between HSN, Inc., a Delaware corporation (the “Company”), and Computershare Trust Company, N.A., a nationally chartered trust company (as successor to The Bank of New York Mellon, a New York banking corporation), as Rights Agent (the “Rights Agent”).

WHEREAS, the Company and the Rights Agent are parties to a Rights Agreement, dated as of December 23, 2008 (the “Agreement”);

WHEREAS, the Company proposes to enter into an Agreement and Plan of Merger (as it may be amended from time to time, the “Merger Agreement”), by and among Liberty Interactive Corporation, Liberty Horizon, Inc. (“Merger Sub”), and the Company, providing for the merger (the “Merger”) of Merger Sub with and into the Company, with the Company continuing as the surviving corporation;

WHEREAS, the Board of Directors of the Company has determined that, in connection with the execution of the Merger Agreement, it is necessary and desirable to amend the Agreement to exempt the Merger Agreement, the execution and delivery thereof, and the transactions contemplated thereby, including, without limitation, the Merger, from the application of the Agreement, in each case as set forth in this Amendment;

WHEREAS, (i) Section 27 of the Agreement provides, among other things, that prior to the Stock Acquisition Date the Company and the Rights Agent shall, if the Company so directs, supplement or amend any provision of the Agreement without the approval of any holders of certificates representing shares of Common Stock, (ii) pursuant to Section 27 of the Agreement, an appropriate officer of the Company has delivered a certificate to the Rights Agent stating that the proposed amendments to the Agreement set forth in this Amendment are in compliance with the terms of Section 27 of the Agreement, and (iii) pursuant to the terms of the Agreement and in accordance with Section 27 thereof, the Company has directed that the Agreement should be amended as set forth in this Amendment prior to the execution of the Merger Agreement; and

WHEREAS, capitalized terms used in this Amendment without definition shall have the meanings given to them in the Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements herein set forth, the parties hereby agree as follows:

A.	Amendments to Agreement.

1.	The definition of “Acquiring Person” in Section 1(a) of the Agreement is hereby amended by inserting the following as a new paragraph at the end thereof:

“Notwithstanding anything in this Section 1(a) to the contrary, none of Liberty, Merger Sub, or any of their respective Affiliates or Associates, either individually, collectively or in any combination, shall be deemed to be an “Acquiring Person” by virtue of, or as a result of, a Permitted Event.”

2.	The definition of “Exempt Person” in Section 1(s)(i) of the Agreement is hereby amended to add the words “or with respect to acquisitions of beneficial ownership pursuant to a Permitted Event” immediately after “or an offer that was made generally available to holders of equity securities of the Company”.

3.	The definition of “Stock Acquisition Date” in Section 1(kk) of the Agreement is hereby amended by inserting the following new sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, a Stock Acquisition Date shall not be deemed to have occurred by virtue of, or as a result of, a Permitted Event or the public announcement thereof.”

4.	The definition of “Triggering Event” in Section 1(pp) of the Agreement is hereby amended by inserting the following new sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, a Triggering Event shall not be deemed to have occurred by virtue of, or as a result of, a Permitted Event, and no Permitted Event shall cause the Rights to be adjusted or become exercisable in accordance with Section 11(a)(ii) hereof, Section 13 hereof, or otherwise in accordance with the terms of this Agreement.”

5.	Section 1 of the Agreement is hereby further amended by inserting the following defined terms after Section 1(pp):

a.	“(qq) “Effective Time” shall have the meaning ascribed to it in the Merger Agreement.

b.	“(rr) “Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of July 5, 2017, as the same may be amended from time to time, by and among the Company, Liberty Interactive Corporation and Merger Sub, pursuant to which Merger Sub will be merged with and into the Company.”

c.	“(ss) “Merger Sub” shall mean Liberty Horizon, Inc., a Delaware corporation and a wholly owned subsidiary of Liberty Interactive Corporation.”

d.	“(tt) “Permitted Event” shall mean the approval, execution, delivery, or adoption of the Merger Agreement, the performance of any obligation thereunder, or the consummation of any one or more of the transactions contemplated thereby, including, without limitation, the Merger (as defined in the Merger Agreement).”

6.	Section 3(a) of the Agreement is hereby amended by inserting the following new sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred by virtue of, or as a result of, a Permitted Event.”

7.	Section 7 of the Agreement is hereby amended by deleting clauses (i) and (ii) of the first sentence of subsection (a) thereof in their entirety and inserting the following in lieu thereof:

“(i) the time immediately prior to the Effective Time, but only if the Effective Time shall occur, (ii) 5:00 P.M., New York City time, on December 23, 2018, or such earlier or later date as may be established by the Board prior to the expiration of the Rights (such date, as it may be extended by the Board, the “Final Expiration Date”), and (iii) the time at which the Rights are redeemed or exchanged as provided in Section 23 and Section 24 hereof (the earlier of (i), (ii) and (iii) being herein referred to as the “Expiration Date”). The Company will provide the Rights Agent with notice of the Effective Time; provided, however, that failure to notify the Rights Agent of the Effective Time shall not in any way have an effect on the time at which the Rights cease to be exercisable pursuant to the foregoing sentence.”

8.	Section 13(c) of the Agreement is hereby amended to add the following at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, Section 13(c) shall not apply to the Merger (as defined in the Merger Agreement) or any other Permitted Event.”

9.	Section 23 of the Agreement is hereby amended by inserting the following new subsection (c) at the end thereof:

“(c) Notwithstanding anything in this Agreement to the contrary, immediately prior to the Effective Time, but only if the Effective Time shall occur, (a) this Agreement shall be terminated and be without further force or effect, (b) none of the parties to this Agreement will have any rights, obligations or liabilities hereunder and (c) the holders of the Rights shall not be entitled to any benefits, rights or other interests under this Agreement, including, without limitation, the right to purchase or otherwise acquire Preferred Stock or any other securities of the Company or of any other Person; provided, however, that notwithstanding the foregoing, Sections 18 and 20 hereof shall survive the termination of this Agreement.”

B.	Interpretation. The term “Agreement” as used in the Agreement shall be deemed to refer to the Agreement as amended hereby.

C.	Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment, and of the Agreement, shall remain in full force and effect and shall in no way be affected, impaired, or invalidated.

D.	Effectiveness. This Amendment shall be deemed effective as of the date first written above. Except as expressly amended hereby, all of the terms and provisions of the Agreement shall continue and remain in full force and effect, and each party confirms, ratifies and approves each and every of its obligations under the Agreement, as amended by this Amendment.

E.	Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

F.	Counterparts. This Agreement may be executed in any number of counterparts (including by facsimile) and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed as of this 5th day of July, 2017.

HSN, INC.
By:/s/ Rod R. Little
Name: Rod R. Little
Title: Chief Financial Officer

COMPUTERSHARE TRUST COMPANY, N.A., as Rights Agent
By:/s/ Sharon Tucker-Lockett
Name: Sharon Tucker-Lockett
Title: Senior Vice President

CERTIFICATE

The undersigned, being a duly elected, qualified and acting officer of the Company, hereby certifies to the Rights Agent that the proposed amendments to the Agreement set forth in the foregoing Amendment are in compliance with the terms of Section 27 of the Agreement.

IN WITNESS WHEREOF, the undersigned has executed this certificate as of July 5, 2017.

HSN, INC.
By:/s/ Rod R. Little
Name: Rod R. Little
Title: Chief Financial Officer